SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No.7)(1)


                                VICOR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  925815 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 925815 10 2                 13G                    Page  2  of 5 Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Patrizio Vinciarelli


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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER  20,988,415

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER  0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER 20,988,415

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER 0

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     20,988,415


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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     50.3%


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 925815 10 2              13G                    Page 3   of  5  Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

          Vicor Corporation

------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            25 Frontage Road, Andover, MA 01810

--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

              Patrizio Vinciarelli

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

          Vicor Corporation, 25 Frontage Road, Andover, MA 01810

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Item 2(c).  Citizenship:

            United States

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Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share

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Item 2(e).  CUSIP Number:

            925815 10 2

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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
        or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment   company  registered  under  Section  8  of  the
             Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 925815 10 2               13G                    Page 4   of 5   Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount  beneficially  owned:  20,988,415

(this amount includes 7,779 shares which the Reporting Person has the right to acquire upon the exercise of options to purchase Common Stock within 60 days of December 31, 1998.)

     (b)  Percent of class: 50.3%


     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 20,988,415

                As of December 31, 1998, Mr. Vinciarelli was the beneficial owner of 9,964,767 shares of Vicor Corporation Common Stock. Additionally, he owned 11,023,648 shares of Vicor Corporation Class B Common Stock, which may be converted at any time into 11,023,648 shares of Common stock.


          (ii)  Shared power to vote or to direct the vote: 0


          (iii) Sole power to dispose or to direct the disposition of:20,988,415


          (iv)  Shared power to dispose or to direct the disposition of: 0



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Item 5.  Ownership of Five Percent or Less of a Class.

          Not applicable


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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.

          Not applicable

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Item 8.  Identification and Classification of Members of the Group.

          Not applicable

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Item 9.  Notice of Dissolution of Group.

         Not applicable

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Item 10.  Certifications.

          Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        January 6, 1999
                                        ----------------------------------------
                                                        (Date)


                                        /s/ Patrizio Vinciarelli
                                        ----------------------------------------
                                                      (Signature)

                                        Patrizio Vinciarelli
                                        Chairman of the Board, President and
                                        Chief Executive Officer
                                        ----------------------------------------
                                                      (Name/Title)